Exhibit 10.34

ATTORNEYS AND COUNSELORS AT LAW

J. DUNCAN WEBB, IV GWEN M. RAWLS B. ROB EDINGTON	6301 Preston Road, Suite 700 Plano, Texas 75024 (972) 881-8808 fax (972) 881-8809 www.webbwebb.com	OF COUNSEL: JAMES D. WEBB, III KATHARINE K. HOWE

May 28, 2009

THIS DOCUMENT CONSTITUTES AN ATTORNEY-CLIENT COMMUNICATION AND IS THEREFORE PRIVILEGED AND CONFIDENTIAL. THE INFORMATION CONTAINED HEREIN IS SUBJECT TO THE ATTORNEY-CLIENT PRIVILEGE.

VIA EMAIL: sjohnson@care-view.com

CareView Communications, Inc.

Attn: Steve Johnson, President

5000 Legacy Drive, Suite 470

Plano, Texas 75024

Re:	Fee arrangement relating to your engagement of Webb & Webb, P.C. (the “Firm”)

Dear Steve:

I want to thank you for engaging Webb & Webb, P.C. to represent CareView Communications, Inc. (“CareView”) regarding the matter(s) described below. The Firm is very pleased to undertake this representation. As part of the Firm’s endeavor to eliminate confusion with regard to fees and representation, it is required that the Firm provide you with this letter outlining the specific terms applicable to our representation, including the terms set forth in this letter and the attached Standard Terms of Engagement (“Standard Terms”). I request that you sign and return this letter to the Firm as quickly as possible since we may not commence work on your behalf until this letter has been signed and returned to us.

When signed by you, this letter is a contract. Further, even if this letter is not signed, through oversight, or because it is misplaced, or any other reason, you should understand that unless we otherwise agree in writing, any work the Firm does for you is subject to the terms set forth in this letter and in the Standard Terms.

This letter will confirm the fee arrangement under which the Firm will be representing CareView on an hourly basis with regard to general business and litigation matters of your selection. The Firm will charge you a reasonable fee for the services rendered based upon the rates and terms set forth in the Standard Terms. In addition to the fees for services, you will be responsible for the Firm’s regular charges and expenses incurred in connection with this engagement as described in the Standard Terms. You have agreed to issue and deliver 96,154 shares of common stock, valued at $0.52 per share as your retainer deposit. As services are performed, 50% of the Firm’s regular charges incurred will be debited against this retainer deposit until the retainer deposit is consumed. The remaining amount due for services performed by the Firm and expenses incurred in connection with this engagement will be paid in cash by you as provided below. The retainer deposit will be held as set forth in the Standard Terms. The Firm will bill you for services, expenses, and charges incurred as soon as possible following the conclusion of the engagement or the end of the calendar month for which the services were

CareView Communications

May 28, 2009

provided. The Firm will endeavor to deliver these bills to you on or before the 10th day of the month following the month in which the services were rendered, and/or incurred. We will apply the retainer deposit to the unpaid bill. You will need to replenish the retainer deposit back to its original level once the retainer balance reaches $1,000.00. Any balance of your retainer deposit remaining upon the conclusion of the work will be returned to you. If the retainer deposit is not sufficient to pay the outstanding amount of a bill, or if you have a zero balance in your retainer account, then you agree to pay any remaining balance upon receipt.

In the event our representation involves the collection of money owed to you, either in the method of a contingency representation or by our normal hourly rates, you hereby grant the Firm a lien on your claim or cause of action and upon any sum of money or property in order to secure any unpaid attorney’s fees or costs incurred during the representation. All monies collected shall be disbursed through our office.

This Agreement is performable in Plano, Collin County, Texas. All monies owed hereunder are to be paid at our office in Collin County, Texas. Jurisdiction and venue of any dispute arising hereunder are also performable in Collin County, Texas.

You hereby empower us with your Power of Attorney to sign court or other legal documents, which may be required in the course of your case. You also designate the Firm as your Attorney-at-Law and In-Fact to act in your name, sign legal pleadings on your behalf, and to perform the acts necessary and appropriate to effect the above described legal representation.

You have specific rights under the statutes and laws of Texas governing the attorney-client relationship and the conduct of attorneys. Those rights include access to the grievance procedures provided by the State Bar of Texas, and fee dispute procedures provided by the Collin County Bar Association and others. You acknowledge that we have provided you full information concerning such rights.

Please sign in the space below and return this agreement to my office. If you have any questions, please do not hesitate to contact me. We appreciate your trust in Webb & Webb, P.C. and look forward to working with you.

CareView Communications

May 28, 2009

Very truly yours,

WEBB & WEBB, P.C.

By:	/s/ J. Duncan Webb, IV
J. Duncan Webb, IV

SIGNED AND ACCEPTED this 1st day of June, 2009.

CareView Communications, Inc.

By:	/s/ Steve Johnson
Steve Johnson, President

Standard Terms of Engagement

INTRODUCTION

This statement contains the standard terms of our engagement as your lawyers (“Standard Terms”). Except as otherwise provided in writing, these terms are an integral part of the letter to which this statement is attached (collectively, “Engagement Letter”). Therefore, Webb & Webb, P.C. (sometimes referred to as “we” or “us”) ask that you review this statement carefully and contact us promptly if you have any questions. We suggest that you retain a copy of the Engagement Letter in your file.

SCOPE OF REPRESENTATION

The scope of legal services we will provide is described in the accompanying letter. Any questions that you have should be addressed to us immediately.

We will at all times act on your behalf to the best of our ability. Depending upon the scope and requirements of the engagement we may perform certain services in a jurisdiction other than where our attorneys are admitted, and you agree to the performance of these services. You understand that we cannot guarantee any expected outcome or conclusion of your legal matter due to numerous and complicated factors which are beyond our control. Any expressions on our part concerning the outcome of your legal matters are expressions of our best professional judgment, but are not guarantees. Such expressions are necessarily limited by our knowledge of the facts and are based on the state of the law at the time they are expressed.

It is our policy that the person or entity that we represent is the person or entity that is identified in our Engagement Letter and does not include any affiliates of such person or entity, unless specifically referred to (i.e., if you are a corporation or partnership, affiliates include any parents, subsidiaries, employees, officers, directors, shareholders or partners of the corporation or partnership, or commonly owned corporation or partnership; or, if you are a trade association, affiliates includes any members of the trade association).

It is our policy that the attorney-client relationship will be considered terminated upon our completion of any services that you have retained us to perform. If you later retain us to perform additional services, our attorney-client relationship will be revived subject to these Terms of Engagement, as they may be supplemented at that time.

You agree to cooperate fully with us and to promptly provide all material information known or available to you relevant to our representation.

APPROACH TO PROVIDING SERVICE

Customarily, each of our clients is served by a lead attorney (the “Lead Attorney”). The Lead Attorney should be someone in whom you have confidence and with whom you enjoy working; you should assume the attorney sending the Engagement Letter is the designated Lead Attorney. You are free to request a change of Lead Attorney at any time.

Subject to the supervisory role of the Lead Attorney, the work or parts of it may be performed by other lawyers and support personnel in the firm. Such delegation may be for the purpose of involving lawyers or support personnel with special experience in a given area or for the purpose of providing services on the most efficient and timely basis. Whenever practicable, we will advise you of the names of those attorneys and support personnel who work on your matters. If you are concerned about our performance or the performance of any of our lawyers or support personnel, you may call J. Duncan Webb, IV, our President, at (972) 881-8808.

ESTABLISHMENT OF FEE STRUCTURE

In determining the amount to be charged for the legal services we provide to you, we look at the time and effort expended to perform such legal services. We will keep contemporaneous records of the time we devote to your work, including conferences (both in person, over the telephone, and intra-office), negotiations, factual and legal research and analysis, document preparation and revision, travel on your behalf, and other related matters. We record our time in quarter hour increments.

The current hourly rates of our lawyers and support personnel for the services rendered are as follows:

J. Duncan Webb, IV	$335.00/hour
Gwen M. Rawls	$250.00/hour
B. Rob Edington	$225.00/hour
Katharine K. Howe	$185.00/hour
Trial Support Staff	$95.00/hour
Law Clerks	$90.00/hour
Legal Assistants	$75.00/hour
Support Staff	$50.00/hour

These rates are adjusted periodically without notice, typically on an annual basis, to reflect current levels of experience, changes in overhead costs, and other factors. We are often asked to estimate the amount of fees and costs likely to be incurred in connection with a particular matter. If requested we will endeavor to furnish such an estimate based upon our professional judgment, but always with a clear understanding that it is not, unless otherwise agreed, a maximum or fixed-fee quotation. The ultimate cost frequently is more or less than the amount estimated. Therefore, please understand that if an estimate is given, it is just that, an estimate.

It is our policy not to accept representation on a flat-fee basis except pursuant to a special arrangement tailored to the needs of a particular client.

In undertaking representation of a client on a contingent fee basis, any such contingent fee arrangement must be reflected in a written contingent fee agreement.

POTENTIAL CONFLICTS

You should be aware that we represent many other companies and individuals. It is possible that during the time that we are representing you, some of our present or future clients may become involved in transactions or disputes with you. You agree that we may continue to represent or may undertake in the future to represent existing or new clients in any matter that is not substantially related to our work for you even if the interests of such clients in those other matters are directly adverse. We agree, however, that your prospective consent to conflicting representation contained in the preceding sentence shall not apply in any instance where, as a result of our representation of you, we have obtained proprietary or other confidential information of a nonpublic nature, that, if known to such other client, could be used in any such other matter by such client to your material disadvantage. You should know that, in similar circumstances with many of our other clients, we have asked for similar agreements to preserve our ability to represent you.

You agree that our representation of you in this matter does not give rise to an attorney-client relationship between us and any of your affiliates, unless specifically set forth herein. You also agree that during the course of our representation of you, we will not be given any confidential information regarding any of your affiliates unless you believe it necessary to do so. In such circumstances, you agree to identify such information as being confidential and discuss your reasons for revealing it with us prior to disclosing the information. Accordingly, in most instances, representation of you in this matter will not give rise to any conflict of interest in the event other clients of the firm are adverse to any of your affiliates.

ADDITIONAL SERVICES WE PROVIDE

We are a progressive law firm. As such, we frequently offer business services, many at no charge, that provide significant value to our clients and friends. For example, we may produce advisories that offer timely insights and legislative updates on a variety of issues. These issues range from land use, real estate, environmental, labor and employment, to tax, intellectual property and other matters. We may conduct seminars on a variety of topics at various locations, including the offices of our clients. Information received through these advisories and seminars are not to be considered as legal advice for any particular legal matter. We can provide our clients with networking opportunities with bankers, accountants and other community and business leaders. We sometimes conduct interviews to gain feedback from our clients on services we provide. We share information about community non-profit organizations and opportunities for community involvement. We sometimes make our offices available for business meetings and conferences. We are continually exploring ways to better serve our clients and we value your input.

SERVICES WE EXPRESSLY DO NOT PROVIDE

Members of our law firm, whether attorneys, paralegals, or other persons employed by the firm are from time to time serving in elected or appointed positions with various governmental or regulatory bodies at the federal, state, county, municipal, or local level. Members of our law firm must discharge those duties without regard to their employment or association with the firm, and more importantly, it would be a prohibited conflict of interest for them to give any special consideration, benefit, or access to you or any other client of the firm by virtue of your engagement of the firm in any capacity, including the actual lobbying of any such governmental body or agency. Accordingly, you acknowledge and confirm that this engagement of the firm is not to be derived from the activities of such persons in elected or appointed positions.

You also understand that in the course of such public service, these persons may be called upon to take positions, cast votes, adopt rules and regulations or otherwise act in a manner adverse to your actual or perceived business interests and you acknowledge that such events are not conflicts of interest or ethical violations of the firm’s duties to you as a client. You further acknowledge that in the course of the firm’s engagement by other clients expressly for lobbying any governmental body at the federal, state, county, or municipal level we could be advocating positions or attempting to achieve outcomes or results for such clients that could adversely affect you or your industry (often without our knowledge) and your engagement of the law firm for the legal services contemplated herein does not, in and of itself, create a conflict of interest or ethical violation by virtue of our lobbying activities. We further do not undertake or assume any duty to advise you as to what clients or positions we have undertaken to represent in any lobbying role or engagement or any duty to explore with you those issues of interest to you or your industry, that if taken or advocated by us on behalf of our lobby clients, would be detrimental to you or your industry.

BILLING ARRANGEMENTS AND TERMS OF PAYMENT

We will bill you on a regular basis, normally each month, for fees, disbursements and charges. You agree to make payment upon receipt of the invoice unless other billing arrangements have been agreed to in writing. Moreover, you agree that your obligation to pay our fees is not dependent on the outcome of our legal representation. Unpaid invoices not paid within thirty (30) days of the invoice date shall accrue interest at the lessor of the rate of sixteen percent (16%) per annum or the maximum rate permitted by law, until paid.

If your account becomes delinquent, you agree to bring the account or the retainer deposit current. If the delinquency continues and you do not arrange satisfactory payment terms, we may terminate the representation and immediately withdraw from representing you in the matters that we are handling. You agree to our termination of representation and withdrawal, and you hereby release us from liability in the event that the fees are not paid. In litigation matters, our ability to terminate or withdraw from the case may be subject to court approval. We reserve the right to pursue collection of any unpaid balance of your account. You agree to pay all costs of collecting the debt, including court costs, filing fees and a reasonable attorney’s fee.

STANDARD TERMS OF ENGAGEMENT	Page 2 of 3

DISBURSEMENTS AND CHARGES

Typically, we will charge our clients not only for legal services rendered, but also for other ancillary services provided. Examples include charges for mileage, parking expenses, long distance charges, postage, messenger delivery, computerized research services, and use of our facsimile, laser printing, and photocopy machines. While our charges for these services are measured by use, they do not, in all instances, reflect our actual out-of-pocket costs. For many of these items, the true cost for providing the services is difficult to establish. We constantly strive to maintain these charges at rates comparable to the actual cost, however, in some instances the amounts charged may exceed the actual costs to the firm. The current costs of some of the most common services are as follows:

Standard Duplication	$0.20 per page	*
Facsimile	$0.50 per page	*
Messenger	at cost	**
Postage	at cost	**
Computer Research	at cost	**
Long Distance charges	at cost	**

*	These charges represent our best estimate of our actual direct cost incurred for material, manpower, and equipment usage. Oversized and other unusual duplication may be charged at a higher rate. Charges are subject to change without notice.

**	Cost is determined using standard rate scales of the vendors of these products.

In addition, we may disburse funds on your behalf for filing fees, costs of court deposition expenses, overnight deliveries, necessary travel and other miscellaneous items as required, to complete the scope of our services. We will bill you at actual costs for these types of expenses. When disbursements are significant, we often request that you pay the vendor direct or we will arrange for the ancillary services to be provided by third-parties with direct billing to you. Fees and expenses of others, such as governmental verification, lien searches, consultants, investigations, appraisers and local counsel, are required to be paid directly by you unless agreed otherwise.

RETAINER AND CLIENT FUNDS

In accordance with our policy, we may have asked you as a new client to provide a retainer deposit, and the engagement letter for a new client and/or client matter will state the amount of the retainer and any special agreement regarding the retainer. By providing a retainer, you grant us a security interest in the amount of the retainer deposit. Unless otherwise agreed, the retainer deposit will be held as security for payment of our bills. You are expected to pay our bills upon receipt as provided above. If our bills are not timely paid, we may apply the retainer to those unpaid bills. If the engagement letter so provided, you agree to replenish the retainer if we have applied any portion of the retainer deposit to an unpaid bill. If your retainer deposit is exhausted at any time during the representation, we may request an additional retainer deposit prior to performing any further services. If we do not request an additional retainer deposit, you will be billed monthly for the services rendered and costs incurred. At the conclusion of our legal representation or at such time as the deposit is unnecessary or is appropriately reduced, the remaining balance or any appropriate part of the retainer deposit will be returned to you. If the retainer deposit proves insufficient to cover current expected fees, expenses and charges, it may have to be increased. Any understanding regarding a retainer deposit, which is inconsistent with the foregoing, must be expressly confirmed in the engagement letter or subsequent written communication from us.

Retainer deposits which are received to cover specific cost items will be disbursed as provided in our agreement with you, and you will be notified monthly of the amounts applied or withdrawn.

All retainers and clients’ funds are held in trust for your benefit at financial institutions in Texas. The name and address of the financial institution holding your funds will be provided to you upon your request.

QUESTIONS ABOUT YOUR BILL

If you have any questions about your bill, please contact our billing department. If you disagree with the amount of your bill, please contact the Lead Attorney. Typically, such disagreements are resolved to the satisfaction of both sides with little inconvenience or formality.

ENDING YOUR RELATIONSHIP WITH US

You may terminate our representation at any time, with or without cause, by notifying us. If we terminate the engagement, we will take such steps as are reasonably practicable to protect your interests with respect to the scope of our representation. If permission for withdrawal is required by court, we will promptly apply for such permission, and you agree to cooperate with us in obtaining permission, and you agree to engage successor counsel to represent you.

Unless previously terminated, our representation of you with respect to the agreed upon scope of representation will terminate upon sending you our final statement for services rendered. Following such termination, any otherwise nonpublic information you have supplied to us, which is retained by us, will be kept confidential in accordance with applicable rules of professional conduct. Your papers and property will be returned to you upon your request and following payment for outstanding fees, expenses and charges, unless a court orders otherwise. We will retain our own files, including attorney work product, pertaining to the representation. Attorney work product is the property of the Firm. Examples include photocopies of client materials, drafts, notes, internal memorandum, administrative materials, attorney-client correspondence and electronic versions of both client material and attorney work product.

You are engaging us to provide legal services in connection with an agreed upon scope of representation. After completion of the representation, changes may occur in the applicable laws or regulations that could have an impact upon your future rights and liabilities. Unless you actually engage us in writing after the completion of the agreed upon scope of legal services to provide additional advice on issues arising from this representation, we have no continuing obligation to advise you with respect to future legal developments.

After completion of the agreed upon scope of legal services or termination of the engagement, you have an affirmative duty to retrieve those of your papers and property in our possession or to direct us to forward your papers and/or property, at your expense. IF YOU FAIL TO RETRIEVE YOUR PAPERS OR PROPERTY OR TO REQUEST US TO FORWARD THEM, THIS FAILURE SHALL BE REGARDED AS YOUR AUTHORIZATION FOR US TO DESTROY THESE PAPERS AND/OR PROPERTY WITHOUT FURTHER NOTICE TO YOU.

STANDARD TERMS OF ENGAGEMENT	Page 3 of 3